EXHIBIT 10.39

                                     3240 Whipple Road, Union City, CA 94587
                                     Phone 510 . 675 . 6500 Fax 510 . 441 . 6150
                                     www.abaxis.com

July 11, 2005

Clint Severson
Abaxis, Inc.
3240 Whipple Road
Union City, CA 94587

     Re: Employment Agreement

Dear Clint:

Pursuant to our board resolution, this letter sets forth the terms of your continued employment by Abaxis, Inc. ("Abaxis"). Abaxis believes that your contributions will be important to its future success, and thus enters into this Agreement in order to retain your services. The terms and conditions of our future employment relationship are set forth below.

1. Position and Duties: You shall be employed by Abaxis as its Chairman, President and Chief Executive Officer, reporting to Abaxis' Board of Directors (the "Board"); provided that, if requested by the Board, you will immediately resign as an officer of Abaxis. You accept continued employment with Abaxis on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to the duties assigned to you by the Board.

2. At-Will Employment: Your employment with Abaxis is at-will employment and may be terminated by you or Abaxis at any time, with or without cause. Upon the termination of your employment with Abaxis for any reason, and subject to paragraphs 4 and 5 below, neither you nor Abaxis shall have any further obligation or liability to the other.

3. Compensation: You shall be compensated by Abaxis for your services as follows:

     (a) Salary: Commencing April 1, 2005, you shall be paid a monthly salary of $ 26,000.00 ($ 312,000.00 per year), and a bonus of $ 385,000.00 based on meeting company goals, subject to applicable withholding, in accordance with Abaxis' normal payroll procedures. Such salary shall be subject to periodic review and adjustment in accordance with Abaxis' salary review policies/practices then in effect for its senior management.

     (b) Benefits: You shall have the right, on the same basis as other executive staff employees of Abaxis, to participate in and to receive benefits under any Abaxis employee benefit plan, including medical, disability or other group insurance plans. In addition, you shall be entitled to the benefits afforded to other senior management under Abaxis' business expense reimbursement policies. Finally, you shall receive six (6) weeks vacation annually.

4. Benefits Upon Other Termination: You agree that your employment may be terminated by Abaxis at any time, with or without cause. In the event of the termination of your employment by Abaxis for the reasons set forth below, you shall be entitled to the following:

     (a) Termination for Cause: If your employment is terminated by Abaxis for cause as defined below, you shall be entitled to no compensation or benefits from Abaxis other than those earned under paragraph 3 through the date of your termination.

          For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons:

          (i) theft, dishonesty, or falsification of any employment or company records;

          (ii) improper disclosure of Abaxis confidential or proprietary information;

          (iii) any intentional act by you which has a material detrimental effect on Abaxis' reputation or business;

          (iv) your failure or inability to perform any reasonable assigned duties after written notice from Abaxis of, and a reasonable opportunity to cure, such failure or inability; and

          (v) any material breach of this Agreement, which breach is not cured within 10 days following written notice of such breach from Abaxis.

     (b) Termination for Other Than Cause: If your employment is terminated by Abaxis for any reason other than cause, or you resign for a good reason then, subject to paragraph 6 below, you shall be entitled to the following compensation and benefits:

          (i) Within ten (10) days of the date of the termination of your employment with Abaxis, you shall receive a lump sum payment, subject to applicable withholding, of two (2) years' salary and bonus

          (ii) For a period of two (2) years after termination of your employment with Abaxis, Abaxis shall reimburse your premium payments for any medical or other employee insurance coverage which you elect to continue in accordance with federal law; and

          (iii) Any of your unvested options to purchase Abaxis Common Stock shall become fully vested on the date of your termination and you will have two years to exercise all stock options.

          (iv)    The term "good reason" shall mean:

               a) a diminution of your compensation, unless such diminution is consistent with other employees at your level or is agreed to;

               b) a diminution of your position, job responsibilities, duties and/or status within the company;

               c) a change in control of the company.

               You will not be eligible for compensation and benefits payment unless you provide the Board of Directors with a 60 day written notice of your intent to resign for a good reason and allow the Board of Directors to take action to correct the good reason within 30 days. If not corrected your good reason resignation shall become effective.

5. Covenants: You agree with Abaxis that both prior to and after termination of your employment with Abaxis, as follows:

     (a) For a period of one (1) year after termination of your employment with Abaxis, you shall refrain from, directly or indirectly, soliciting the services of or in any manner persuading employees or customers of Abaxis from discontinuing that person's or entity's relationships with Abaxis as an employee or customer; and

     (b) You shall not make any critical or disparaging statements about Abaxis or any of its employees, directors or products to any other person or entity.

6. Exclusive Remedy: Subject to paragraphs 4 and 5 above, you shall be entitled to no compensation for any damage or injury arising out of the termination of your employment by Abaxis. Provided, however, that nothing contained in this Agreement shall limit your right to be indemnified by Abaxis for your actions as its officer or employee, pursuant to the Indemnity Agreement dated December 10, 1991, between Abaxis and you.

7. Proprietary Rights Agreement: You agree to abide by the terms and conditions of Abaxis' standard confidentiality and/or proprietary rights agreements previously executed by you.

8. Dispute Resolution: In the event of any dispute or claim relating to or arising out of our employment relationship or this Agreement, we agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Palo Alto, California; provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Abaxis' trade secrets or proprietary information.

9. Attorneys' Fees: The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action required to enforce any right arising out of this Agreement.

10. Interpretation: We agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

11. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon Abaxis and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement, except as otherwise noted herein.

12. Entire Agreement: This Agreement constitutes the entire employment agreement between you and Abaxis regarding the terms and conditions of your employment, with the exception of (i) any stock option and/or stock purchase agreements between you and Abaxis (which shall be deemed amended in the manner set forth in subparagraph 4(b)(iii) and (ii) the confidentiality and/or proprietary rights agreements described in paragraph
     8. This Agreement supersedes all prior negotiations, representations or agreements between you and Abaxis, whether written or oral, concerning your employment by Abaxis.

13. No Representations: You acknowledge that you are not relying, and have not relied, on any promise, representation or statement made by or on behalf of Abaxis which is not set forth in this Agreement.

14. Modification: This Agreement may only be modified or amended by a supplemental written agreement signed by you and Abaxis.

Please sign this letter in the space provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

ABAXIS, Inc.

By:  /s/ Richard Bastiani
     --------------------------------
     Richard Bastiani
     Chairman, Compensation Committee

I agree to and accept employment with Abaxis, Inc. on the terms and conditions set forth in this Agreement.

Dated: 8/2/05

/s/ Clint Severson
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Clint Severson